Exhibit 10.16

Memorandum of Understanding

To:    John Witek
From:    Lance Rosenzweig
Date:    September 18, 2024

John:
In recognition of your continued work as Interim Chief Financial Officer of Pitney Bowes (the “Company”), and your recent appointment to Chief Accounting Officer effective September 7, 2024, the Company is offering you a one-time payment (“One-Time Payment”) in the amount of $100,000, less applicable withholdings and deductions, on or before September 7, 2024. The One-Time Payment is subject to the Terms and Conditions set forth in this letter agreement, including, but not limited to a claw-back if you voluntarily resign from the Company prior to the end of Q1 2025.
Thank you again for your commitment to Pitney Bowes and for helping ensure our future success. AGREED AND ACCEPTED:

/s/ John Witek
John Witek

9/18/2024
Date

Terms and Conditions
1)    You will be eligible for a one-time payment (“One-Time Payment”) in the amount of $100,000, less applicable withholdings and deductions, on or before September 7, 2024. In order to be eligible to retain the One-Time Payment, you must continue to diligently perform your duties and responsibilities as requested by the Company through March 31, 2025 (the “One-Time Payment Period”). The One-Time Payment is subject to claw-back pursuant to the terms set forth below.

The following chart describes the more common termination events and the treatment of your One-Time Payment in the event of the termination of your employment prior to the end of the One-Time Payment Period:

TERMINATION EVENT	TREATMENT OF RETENTION BONUS PAYOUT
Death or Disability*	Payment retained by employee
Involuntary termination other than for Cause (subject to a signed separation agreement and release)	Payment retained by employee
Sale of Business / Company Spin-Off	Payment retained by employee
Voluntary resignation	Claw-back of the $100,000 One-Time Payment
Termination For Cause (See Section 2 below)	Claw-back of the $100,000 One-Time Payment
* Disability shall mean you are "disabled" for two years under the provisions and procedures of the Pitney Bowes Long Term Disability (LTD) Plan, irrespective of whether you are eligible to receive benefits under the LTD Plan, or you are entitled to receive benefits for two years under state workers' compensation laws.
2)    For purposes of this Agreement, “Cause” shall mean any of the following: commission of a crime or conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, dishonesty or moral turpitude; intentional or grossly negligent disclosure of confidential or trade secret information of the Company (or any of its affiliates) to anyone who is not entitled to receive such information or a breach of any Proprietary Interest Protection Agreement or similar agreement you signed with the Company; gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company or any of its affiliates; willful or repeated violations of the Company’s code of conduct or other written Company policies or procedures; repeated failure to carry out the reasonable and customary duties of the position despite specific written instruction to do so; or any willful misconduct, violence or threat of violence that is injurious to the Company in a material respect or any misconduct relating to your business affairs, at any time, which shall demonstrably reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect.

3)    Nothing in this Agreement guarantees you any specific term of employment. Like all other Pitney Bowes employees, your employment is on an “at will” basis, meaning that either you or Pitney Bowes may terminate the employment relationship at any time, with or without Cause or prior notice. The One-Time Payment will not have any recurrence.

4)    The terms of this Agreement only cover the One-Time Payment described above. If you have other agreements with Pitney Bowes concerning other subjects, those agreements shall continue in full force and effect. The terms of this Agreement cannot be modified without the execution of a new written agreement that is signed by both you and Company senior management.

5)    This Agreement constitutes the entire Agreement with respect to the subject matter herein, and you have relied only on the terms set forth in this Agreement and not on any representation or statement made by a Company employee, agent or representative, in accepting this Agreement.

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